EXHIBIT 99.1

	Investor Contact:	Randy Atkinson
(954) 308-7639
randalatkinson@spherion.com

	Media Contact:	Kip Havel
FOR IMMEDIATE RELEASE		(800) 422-3819
kiphavel@spherion.com
SPHERION TO ACQUIRE TECHNOLOGY SPECIALIST TECHNISOURCE
Enhances Professional Services Offerings and Drives Margin Expansion
     FORT LAUDERDALE, Fla., November 14, 2007 — Spherion Corporation (NYSE: SFN) today announced that it signed a definitive agreement to acquire 100% of the equity of Technisource, Inc. for total consideration of $140 million; $120 million cash and a $20 million note. Spherion will receive $31 million of working capital. With this acquisition, Spherion expands its presence in the information technology (IT) staffing market and creates an opportunity for significant revenue and cost synergies. With estimated 2007 revenues of $265 million, Technisource is considered one of the nation’s leading IT staffing companies and operates through a network of 34 branches with a focus on practice-based staffing and managed services.
Roy Krause, Spherion’s president and chief executive officer commented, “We are excited about adding this strong and successful brand to Spherion. Technisource is a well respected specialist IT services provider with a mid-market client focus and consistently high margins. The company is an excellent strategic fit for us. When we combine our existing IT staffing business with Technisource, we will be a very significant provider of IT staffing services in North America. Additionally, with this acquisition our professional and managed services business will approximate 40% of total revenues creating a much more balanced mix of business.”

“Both companies bring unique strengths to this merger,” said Stephen Bova, chairman and chief executive officer of Technisource. “Technisource will be able to leverage its practice-based specialty staffing and service offerings across a much larger customer base. Undoubtedly the greatest benefit comes from combining the very talented employees who also share similar core values.”
William Grubbs, Spherion’s executive vice president and chief operating officer added, “We are pleased to welcome the Technisource team to Spherion. The combination of Technisource with Spherion’s IT staffing business will create a market leader with expertise in infrastructure technology services, application development, and managed services. Their focus on value added services will fit perfectly with Spherion’s commitment to service excellence.”
SYNERGIES AND VALUATION
Technisource’s field operations will be merged with Spherion’s IT staffing business and its back office operations will be consolidated into Spherion’s existing service center. The integration and consolidation are expected to be substantially completed by mid 2008.
Once the integration and consolidation are completed there should be approximately $10 million of annualized cost savings. With this level of cost synergies, Spherion estimates that its purchase price is approximately 5.4X estimated 2007 pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) of Technisource.
TRANSACTION DETAILS
Spherion will fund the transaction from its existing cash resources and the Company’s revolving line of credit and the seller note. Total borrowings at closing are expected to be approximately $90 million with debt to capitalization of less than 20%. The closing of the transaction is subject to satisfaction or waiver of customary closing conditions and regulatory approval.

Assuming realization in 2008 of about 50%-60% of the planned synergies, we would expect that Technisource would be accretive to Spherion’s 2008 EBITDA by approximately $22 million to $23 million. Accretion to the Company’s earnings per share are expected to be in the range of $0.07 to $0.09 in 2008, including the borrowing costs of the transaction and the amortization of identifiable intangibles. At closing, the Company will continue to have sufficient financial resources to support organic growth, business expansion and potential share repurchases. EBITDA and EPS accretion should be greater in 2009 as 100% of the planned synergies are realized and operating cash flow retires debt associated with the transaction.
INVITATION TO CONFERENCE CALL
Management will host a conference call tomorrow morning, November 15, 2007, at 9:00 a.m. Eastern time to discuss information contained in this release and in the Power Point presentation in the Investor Relations section, Presentations page, of our website at www.Spherion.com. The Power Point presentation will be the basis for management’s presentation during the conference call. The call may be accessed in one of the following ways:
Via the Telephone:
Please dial 1-888-395-1810
The conference call leader is Roy Krause
The passcode is Spherion
Via the Internet:
You may access the call via the Internet through the Company’s Web site: www.spherion.com.
Replay:
A replay of the call will be available one hour after the live call has ended. You may listen to the replay of the call over the Internet through www.spherion.com.

ABOUT SPHERION
     Spherion Corporation is a leading recruiting and staffing company that provides integrated solutions to meet the evolving needs of companies and job candidates. As an industry pioneer for more than 60 years, Spherion has screened and placed millions of individuals in temporary, temp-to-hire and full-time jobs. Positions range from administrative and light industrial to a host of professions that include accounting/finance, information technology, engineering, manufacturing, legal, human resources and sales/marketing.
     With approximately 700 locations in the United States and Canada, Spherion delivers innovative workforce solutions that improve business performance. Spherion provides its services to more than 8,000 customers, from Fortune 500 companies to a wide range of small and mid-size organizations. Employing more than 300,000 people annually through its network, Spherion is one of North America’s largest employers. To learn more, visit www.spherion.com.
     Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our acquisitions of Technisource and Todays Staffing. Forward-looking statements do not relate strictly to historical or current matters. Rather, forward-looking statements are predictive in nature and may depend upon or refer to future events, activities or conditions. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include: our ability to recognize the benefits of our acquisitions, including our expectation that we will achieve anticipated synergies and that the transactions will be accretive to earnings; the amount of the costs, fees, expenses and charges related to the acquisitions; and our ability to integrate successfully the acquired businesses. We have estimated the accretion in 2008 resulting from this transaction will be $0.07 to $0.09 per share, based on EBITDA of $22 to $23 million, approximately $7 million additional interest expense and $5 million additional depreciation expense, a 50%-55% tax rate, and net earnings of approximately $4-$5 million. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot provide any assurances regarding future results. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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